Exhibit 99.1

For Information

James R. Edwards

303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES PRIVATE OFFERING

OF $300 MILLION OF SENIOR UNSECURED NOTES DUE 2021

DENVER, CO November 3, 2011 — SM Energy Company (NYSE: SM) today announced that, subject to market conditions, it intends to offer $300 million of senior unsecured notes due 2021 in a private placement to eligible purchasers.  SM Energy intends to use the net proceeds from the offering to repay outstanding borrowings under its credit facility and for general corporate purposes.  General corporate purposes may in the future include funding the redemption of SM Energy’s 3.50% Senior Convertible Notes, which are able to be redeemed on or after April 6, 2012.  However, SM Energy may choose to use the proceeds for other corporate purposes depending on market conditions and other factors.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.  The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.

INFORMATION ON FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  SM Energy cautions that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward looking statements include, but are not limited to, the Company’s expectations regarding the use of proceeds of the offering. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in the “Risk Factors” section of SM Energy’s Annual Report on Form 10-K, its Quarterly Reports filed on Form 10-Q, and other filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities law.